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                                                                   EXHIBIT 99.1

                   [LETTERHEAD OF AMERICA SERVICE GROUP INC.]



                                  NEWS RELEASE


FOR RELEASE:       December 18, 1998
                   Immediate

CONTACT:           Michael Catalano             Bruce Teal
                   President & CEO              Sr. Vice President & CFO
                   (615) 376-1319               (615) 376-1361


                 AMERICA SERVICE GROUP ANNOUNCES ACQUISITION OF
                   MEDPARTNERS' GOVERNMENT SERVICES DIVISION


NASHVILLE, TN (December 18, 1998) - America Service Group Inc. (NASDAQ: ASGR) today announced that it will acquire the Government Services Division of MedPartners, Inc. (NYSE: MDM) for a purchase price of $67 million. Comprised of EMSA Correctional Care and EMSA Military Services, the division is based in Ft. Lauderdale, Florida and provides healthcare at correctional facilities, military bases and Veterans Administration hospitals. EMSA Correctional manages comprehensive healthcare for over 71,000 inmates nationwide. EMSA Military contracts with the Department of Defense and the Veterans Administration to provide clinical personnel at medical centers in seven states. Combined with Prison Health Services, ASG's operating subsidiary, the Company will manage healthcare for over 132,000 inmates in 28 states. Annualized revenues for the combined company are anticipated to be approximately $300 million.

The acquisition is expected to be accretive to ASG's earnings within the first year. Financing will be provided through a $52 million Senior Debt Facility from NationsBank of Tennessee and a $20 million equity commitment from funds managed by Ferrer Freeman Thompson & Co.

"This transaction achieves several strategic goals," said Michael Catalano, ASG's President and CEO. "Our revenue base will become more diversified. The Company will attain critical mass to leverage corporate overhead. Broader geographic coverage will provide more opportunities for expansion of services. Our management and marketing teams will be strengthened, creating momentum within this dynamic industry. The revitalized capital structure of ASG should also provide a solid base for future growth."

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The acquisition agreement anticipates adjustment of the purchase price based upon a closing audit of working capital, which is assumed to be $27.6 million. Closing is subject to customary regulatory clearance and anticipated in the first quarter of 1999. The Senior Debt Facility is an extension of the Company's current $20 million credit facility with NationsBank. The equity commitment from funds managed by Ferrer Freeman Thompson & Co. will initially be comprised of $5 million in convertible preferred stock and $15 million in a bridge loan that will be converted into convertible preferred stock upon approval of the Company's stockholders. Ferrer manages two private equity funds that invest exclusively in the healthcare industry. "We are delighted with the commitment of our financial partners," said Bruce Teal, ASG's Chief Financial Officer. "The Company will benefit from their extensive experience in the healthcare market."

The combined company will have over 4,000 employees providing clinical services to over 100 governmental clients. "We are pleased to have the opportunity to combine the two companies," said Jerry Boyle, President of Prison Health Services. "We share a common focus on primary medical care, and the same dedication to client service and integrity."

America Service Group Inc., based in Brentwood, Tennessee, is a leading national provider of correctional healthcare services in the United States. America Service Group contracts with state, county and local government agencies to provide a wide range of on-site healthcare programs as well as off-site hospitalization and specialty outpatient care. The Company employs over 1,700 medical, professional and administrative staff nationally.

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risk and uncertainty that actual results may differ materially from those projected in the forward-looking statements. A discussion of the important factors and assumptions regarding the statements and risks involved is contained in ASG's filings with the Securities and Exchange Commission.